THERMO FISHER SCIENTIFIC INC.
2023 GLOBAL EMPLOYEE STOCK PURCHASE PLAN

1.Purpose of the Plan. The purpose of the Thermo Fisher Scientific Inc. 2023 Global Employee Stock Purchase Plan, as may be amended from time to time (the “Plan”), is to provide Eligible Employees of Thermo Fisher Scientific Inc., a Delaware corporation (or any successor corporation) (the “Company”) and its subsidiaries and affiliates that are designated for Plan participation with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock, par value $1.00 per share (“Shares”). The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that the Company may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted for such purpose (each, a “Non-423 Offering”).
2.Number of Reserved Shares. Subject to adjustment pursuant to Section 15 hereof, 12,000,000 Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares, treasury Shares or Shares purchased in the open market. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 2 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings.
3.Administration of the Plan.
(a)Committee as Administrator. The Plan will be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.
(b)Powers of the Committee. The Committee will have full power and authority to: administer the Plan, including, without limitation, the authority to: (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan; (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Company will be Participating Subsidiaries participating in either a Section 423 Offering or a Non-423 Offering (within the limits of the Plan); (iii) determine the terms and conditions of any right to purchase Shares under the Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 15 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, as further set forth in Section 3(c) below.
(c)Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 2 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate; (ii) the definition of Eligible Pay; (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares; (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased; (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan; (vi) the treatment of purchase rights upon a Change in Control or a change in capitalization of the Company; (vii) the handling of payroll deductions; (viii) establishment of bank, building society or trust accounts to hold Contributions; (ix) payment of interest; (x) conversion of local currency; (xi) obligations to pay payroll tax; (xii) determination of beneficiary designation requirements; (xiii) withholding procedures; and (xiv) handling of Share issuances.
(d)Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan will be made in the Committee’s sole discretion and will be final, binding and conclusive for all purposes and upon all interested persons.
(e)Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee or to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(e) to the extent of such delegation, as applicable.
4.Eligible Employees.
(a)General. Unless otherwise provided by the Committee, any individual who is (i) an Eligible Employee as of the commencement of an Offering Period and (ii) customarily employed by the Company or a Participating Subsidiary more than twenty (20) hours per week and at least five (5) months per calendar year, will be eligible to participate in the Plan, subject to the requirements of Section 6.
(b)Non-U.S. Employees. An Eligible Employee who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the U.S. (without regard to whether such individual also is a citizen or resident of the U.S. or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.

(c)Code Section 423 Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted a right to purchase Shares (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) under a Section 423 Offering, to the extent that the Participant’s rights to purchase capital stock under all employee stock purchase plans of the Company and any Parent and Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of such stock (determined at the Fair Market Value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding, or such other limit as provided for under Section 423(b)(8) of the Code.
(d)Other Limitations on Eligibility. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if the individual: (i) has not completed at least two (2) years of service since the Participant’s last hire date (or such lesser period of time as may be determined by the Committee in its discretion); (ii) is a highly compensated employee within the meaning of Section 414(q) of the Code; or (iii) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Participating Subsidiary whose employees are participating in that Offering.
5.Offering Periods. Shares shall be offered for purchase under the Plan through a series of successive and/or overlapping Offering Periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated. Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any Shares be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s shareholders and (ii) the Company shall have complied with all applicable requirements of the U.S. Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Shares are listed, and all other applicable requirements established by law or regulation. Unless otherwise determined by the Committee, the Plan shall be implemented in a series of consecutive Offering Periods, each to be of such duration (not to exceed twenty-seven (27) months per Offering Period) as determined by the Committee prior to the commencement date of the Offering Period. Offering Periods may commence at any time as determined by the Committee, including at quarterly or semi-annual intervals over the term of the Plan, and may consist of one or more Purchase Periods during which Contributions are collected from Participants and accumulated under the Plan. The Committee will announce the date each Offering Period will commence and the duration of that Offering Period and its applicable Purchase Period(s) in advance of the first day of such Offering Period. To the extent that the Committee establishes additional or overlapping Offering Periods, the Committee will have discretion to structure an Offering Period so that if the Fair Market Value of a Share on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a Share on the first Trading Day of any subsequent Offering Period, the Company will automatically enroll such Participant in the subsequent Offering Period and will terminate the Participant’s participation in such original Offering Period.
6.Participation.
(a)Enrollment and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election will be made by completing the online enrollment process through the Company’s designated Plan broker or, if permitted by the Company, by completing and submitting an enrollment form to the Company during such Enrollment Period, authorizing Contributions in whole percentages of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies. A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or, if permitted by the Company, to the Company, provided that no change in Contributions will be permitted to the extent that such change would result in total Contributions exceeding any maximum amount as may be determined by the Committee.
(b)Election Changes. A Participant may reduce the Participant’s rate of Contributions during a Purchase Period to become effective as soon as possible after completing an amended enrollment form (either through the Company’s designated Plan broker online Plan enrollment process, or if permitted by the Company, by submitting the appropriate form to the Company). The Compensation Committee, in its discretion, may adopt rules limiting the number of payroll deduction rate changes a participant may make in a single offering period or purchase period.
(c)Participation in Subsequent Offering Periods. Once an Eligible Employee elects to participate in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such Offering Period at the same contribution level as was in effect in the prior Offering Period unless the Participant elects to increase or decrease the rate of Contributions or withdraws from this Plan. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this Section 6 is not required to file any additional documentation in order to continue participation in the Plan.
(d)Committee Authority. The Committee has the authority to change the foregoing rules set forth in this Section 6 regarding participation in the Plan.
7.Withdrawals. A Participant may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or, if permitted by the Company, to the Company. A notice of withdrawal must be received by the relevant deadline as prescribed by the Committee. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant will not be eligible to participate in the Plan until the next Enrollment Period. Unless otherwise determined by the Committee, amounts credited to the contribution account of any Participant who withdraws prior to the date set forth in this Section 7 will be refunded, without interest (unless required by Applicable Law), as soon as practicable.
8.Contributions. The Company will establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and will credit all Contributions made by each Participant to such account. The Company will not be obligated to segregate the Contributions from the general funds of the Company or any Participating Subsidiary nor will any interest be paid on such Contributions, unless otherwise determined by the Committee or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.
9.Purchase of Shares.
(a)Subject to the limitations set forth in Section 4(c), each Participant’s purchase right will be exercised on the applicable Purchase Date, and Shares will be purchased on behalf of each Participant by applying the Participant’s Contributions for the applicable Purchase

Period to the purchase of Shares, which may include fractional Shares in the Committee’s sole discretion, at the Purchase Price applicable to that Purchase Date. Unless otherwise determined by the Committee, any amount remaining in a Participant’s account that was not applied to the purchase of Shares because it was insufficient to purchase a whole Share or a fractional Share, as applicable, will be carried forward for the purchase of Shares on the next following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall be promptly refunded without interest (unless required by Applicable Law), following such Purchase Date and will not be carried forward for the purchase of Shares on any subsequent Purchase Date.
(b)In the absence of affirmative action by the Board or Committee, the maximum number of Shares that may be purchased during any Offering Period shall be that number of whole, and, if applicable, fractional Shares determined by dividing $50,000, or such higher dollar amount as permitted by the requirements of Section 423 of the Code, by the Fair Market Value of a Share on the first Trading Day of the Offering Period or such other maximum number of Shares as may be established for an Offering Period by the Committee (in each case subject to adjustment pursuant to Section 16 hereof). If the total number of Shares which all Participants elect to purchase, together with any Shares already purchased under the Plan, exceeds the total number of Shares which may be purchased under the Plan pursuant to Section 2, the number of Shares which each Participant is permitted to purchase shall be proportionately reduced.
10.Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In its sole discretion, and except as otherwise determined by the Committee, the Company or the Participating Subsidiary that employs the Participant may satisfy its obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation; (b) withholding a sufficient whole number of Shares otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares; or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company.
11.Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account on the Participant’s behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. As soon as administratively practicable after the Purchase Date, the Company shall deliver Shares purchased by a Participant pursuant to the Plan to the Participant’s brokerage or Plan share account.
12.Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm.
13.Transferability. Neither payroll deductions credited to a Participant’s account nor any other rights granted under this Plan are transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.

14.Termination of Employment.
(a)General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participant will be discontinued and any amounts then credited to the Participant’s contribution account will be refunded, without interest (unless otherwise required under Applicable Law), as soon as practicable, except as otherwise determined by the Committee. For the avoidance of doubt, if a Participant’s last day of employment with a Participating Subsidiary is on a Purchase Date, the Participant’s payroll deductions accumulated during the Offering Period will be applied to purchase Shares on such Purchase Date.
(b)Leave of Absence. Subject to the discretion of the Committee, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s contribution account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Committee or required by Applicable Law), but any amounts then credited to the Participant’s contribution account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.
(c)Transfer of Employment. Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Participating Subsidiary will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering.
15.Adjustment Provisions.
(a)Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the Shares resulting from a recapitalization, stock split, reverse stock split, stock dividend, split up, spin-off, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan (including the numerical limit of Section 2), the Purchase Price per Share and the number of Shares covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to a purchase right.
(b)Change in Control. In the event of a merger or consolidation involving the Company, a transaction in which the Company becomes a subsidiary of another entity, a sale or other disposition of all or substantially all of the assets of the Company (including a liquidation of the Company) or any other transaction which the Board determines to be a similar transaction (any of the foregoing, a

“Change in Control”), each outstanding Participant’s right to purchase Shares shall be equitably adjusted and assumed by the successor corporation or a parent or Subsidiary of the successor corporation, or substituted for the equivalent right to purchase Shares by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute the right to purchase Shares or the successor corporation is not a publicly traded corporation, the Offering Period then in progress shall be shortened by setting a New Purchase Date and shall end on the New Purchase Date. The “New Purchase Date” shall be a Trading Day determined by the Committee, in its discretion, which occurs before the date of the consummation of the Company’s proposed Change in Control. The Committee shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date (or such other date as may be specified by the Committee), that the Purchase Date for the Participant’s right to purchase Shares has been changed to the New Purchase Date and that Shares shall be purchased automatically for the Participant on the New Purchase Date, unless the Participant has withdrawn from the Offering Period prior to such date, as provided in Section 7 hereof.
16.Amendments and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that, if stockholder approval is required pursuant to Applicable Law, then no such amendment will be effective unless approved by the Company’s stockholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions will cease and all amounts then credited to a Participant’s account will be equitably applied to the purchase of whole Shares, or if permitted by the Committee, fractional Shares, then available for sale, and any remaining amounts will be promptly refunded, without interest, to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section.
17.Effective Date; Stockholder Approval. The Plan shall take effect on the date the Plan is approved by the stockholders of the Company, which approval, for purposes of Section 423 of the Code, must occur within twelve months of the adoption of the Plan by the Board.
18.Conditions Upon Issuance of Shares. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to participation in the Plan, the Company may require Participants to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.
19.Code Section 409A; Tax Qualification.
(a)Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.
(b)Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 19(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
20.No Employment Rights. Participation in the Plan will not be construed as giving any Participant the right to be retained as an employee of the Company, its Subsidiary, or one of its Affiliates, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate may dismiss any Participant from employment at any time, free from any liability or any claim under the Plan.
21.Governing Law; Choice of Forum. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, this Plan will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
22.Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument that is executed in the individual's capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Committee’s” approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.
23.Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
24.Definitions. Any term not expressly defined in the Plan shall have the same meaning as set forth in Section 423 of the Code. Whenever the following words and phrases are used in the Plan, they shall have the respective meanings set forth below:

(a)“Affiliate” means any person or entity that directly or indirectly controls or is controlled by the Company. The term “control” (including, with correlative meaning, the terms “controlled by”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)“Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any non-U.S. jurisdiction where rights are, or will be, granted under the Plan.
(c)“Board” means the Board of Directors of the Company.

(d)“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
(e)“Committee” means the Compensation Committee of the Board or any subcommittee or other plan administrator referred to in Section 3(e) to the extent of such delegation, as applicable.
(f)“Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Committee may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan. Without limitation, Contributions may include direct payments from a Participant as may be accepted by the Company, including to adjust for the Company’s delay or mistake in processing an enrollment form or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code.
(g)“Eligible Employee” means any individual in an employee-employer relationship with the Company or a Participating Subsidiary for income tax and employment tax withholding and reporting purposes. For purposes of clarity, and unless otherwise required by Section 423 of the Code, the term “Eligible Employee” will not include the following, regardless of any subsequent reclassification as an employee by the Company or a Participating Subsidiary, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Participating Subsidiary who has entered into an independent contractor or consultant agreement with the Company or a Participating Subsidiary; (iv) any individual performing services for the Company or a Participating Subsidiary under a purchase order, a supplier agreement or any other agreement that the Company or a Participating Subsidiary enters into for services; (v) any individual classified by the Company or a Participating Subsidiary as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Participating Subsidiary; and (vii) any leased employee. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Participating Subsidiary; provided, however, for purposes of Section 423 Offerings, where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.
(h)“Eligible Pay” shall be determined by the Committee, or its designee, in its discretion on a uniform and nondiscriminatory basis for any Offering Period provided that such amount is paid to an Eligible Employee directly by any Participating Subsidiary, consistent with the requirements of

Code Section 423 for any Section 423 Offering. In addition, the Committee or its designee has the authority to make decisions about how Eligible Pay should be interpreted for Eligible Employees outside the United States.
(i)“Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period generally occurring before the first day of each Offering Period, as prescribed by the Committee.
(j)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.
(k)“Fair Market Value” means, as of any date, the closing price as quoted on the securities exchange on which the Shares are listed on such date (or if there shall be no trading on such date, then on the immediately preceding date on which sales were made on the securities exchange on which the Shares are listed, or such other appropriate date as shall be determined by the Committee).
(l)“Initial Offering Period” means, unless otherwise established by the Committee, the Offering Period commencing on June 1, 2023, and concluding on November 15, 2023. The Initial Offering Period shall consist of a single Purchase Period which shall run concurrently with the Initial Offering Period.
(m)“Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period. Unless otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of one or more Participating Subsidiaries may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423; a Non-423 Offering need not satisfy such requirements.
(n)“Offering Period” means the periods established in accordance with Section 5 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. Unless otherwise provided by the Committee, an Offering Period will commence on the first Trading Day of the relevant Offering Period and terminate on the last Trading Day of the relevant Offering Period.
(o)“Participant” means an Eligible Employee who elects to participate in the Plan.
(p)“Participating Subsidiary” means any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee, or a delegate thereof as permitted by Applicable Laws, from time to time in its sole discretion, as eligible to participate in the Plan. The Committee may designate any Subsidiary or Affiliate as a Participating Subsidiary in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and any Subsidiary may be Participating Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Participating Subsidiary under a Section 423 Offering will not be a Participating Subsidiary under a Non-423 Offering.
(q)“Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee may determine).
(r)“Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 5, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.
(s)“Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which will be set by the Committee; provided, however, that the Purchase Price for a Section 423 Offering will not be less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date, unless otherwise permitted by the requirements of Section 423 of the Code.
(t)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(u)“Tax-Related Items” means any U.S. federal, state, and/or local taxes and/or any non-U.S. taxes (including, without limitation, income tax, social insurance contributions (or other similar contributions), payroll tax, payment on account) or other tax-related items arising in relation to the Participant’s participation in the Plan and legally applicable to a Participant.
(v)“Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.
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